Exhibit 99.1

Dan A. DeCanniere compensation arrangements and termination benefits:

Base Salary:	$56,667 per month, commencing July 1, 2005

Annual Incentive:	None

Bonus:	$285,000, assuming Mr. DeCanniere remains as chief financial officer until the earlier of December 31, 2005 or successor is named.

Vesting in shares of
Hewitt Associates, Inc. common stock:	10,500 of the 21,000 “goodwill” shares received by Mr. DeCanniere at the time of the Company’s initial public offering that are due to become vested at market value if he is still employed as of June 26, 2006 will become vested at time of termination of employment, assuming Mr. DeCanniere remains as chief financial officer until the earlier of December 31, 2005 or naming of successor. The remaining 10,500 shares will be vested at book value.

Participation in Retirement Plans:	A taxable payment of $25,000 in lieu of annual contribution to Retirement and Savings Plan and DC Restoration Plan. Assumes Mr. DeCanniere’s continued employment as of September 30, 2005 but termination of employment prior to December 31, 2005. If Mr. DeCanniere continues as chief financial officer as of December 31, 2005, he can participate in these plans for fiscal 2005 and no special payment will be made.

COBRA continuation:	Company will pay COBRA premiums at current medical, dental and vision coverage levels, for the earlier for nine months following termination of employment or until such time as Mr. DeCanniere elects to receive comparable benefits from another employer.